Exhibit 99.1

Jameson Inns, Inc.	PRESS RELEASE
8 Perimeter Center East, Suite 8050 Atlanta, Georgia 30346	(770) 481-0305 FAX (770) 901-9550

FOR IMMEDIATE RELEASE

May 12, 2004

Investor Relations Contacts:

	EPOCH Financial	(888) 917-5109
	Todd Atenhan	tatenhan@epochfinancial.com
	Valerie Kimball	vkimball@epochfinancial.com

Jameson Inns, Inc. Reports First Quarter 2004 Financial Results

Quarter shows impact of strategic restructuring and acquisition

ATLANTA—Jameson Inns, Inc. (NASDAQ:JAMS), a leading hotel company, and owner and operator of Jameson Inn and Signature Inn hotels, today announced financial results for the quarter ended March 31, 2004.

Strategic Restructuring and Acquisition Completed during Quarter

On January 2, 2004, the Company acquired Kitchin Hospitality, LLC, the operating company that leased and operated all of the hotel properties (“Inns”) owned by Jameson Inns, Inc. The Company is now able to operate its Inns and directly receive the financial benefits from those operations, as well as engage in other related activities such as franchising. Effective January 1, 2004, the Company relinquished its status as a real estate investment trust for federal income tax purposes and became a taxable C-corporation.

As a result of the acquisition of Kitchin Hospitality, lease buy-out costs of approximately $9.0 million were expensed in the first quarter 2004. As a REIT, the Company did not record income taxes or related deferred taxes for financial reporting purposes. The Company recorded a deferred tax benefit of approximately $1.4 million to establish its initial deferred tax asset resulting from the difference in basis of its assets and liabilities for financial reporting and income tax purposes as a result of the change in taxable status.

Effective January 1, 2004, Jameson Inns, Inc. reports the revenue and expenses of the hotel operations rather than the lease revenues it historically received from Kitchin Hospitality. For comparison purposes, the first quarter 2003 unaudited pro forma statement of operations is presented in this release.

First Quarter 2004 Results

The Company reported a net loss from continuing operations attributable to the common stockholders of ($8,079,162) or ($0.60) per share for first quarter 2004 versus a net loss of ($2,282,420) or ($0.20) per share of common stock for pro forma first quarter 2003.

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Lodging revenues for the first quarter 2004 were $20,318,445 versus pro forma lodging revenues of $20,119,380 for the first quarter 2003 as a result of the following:

•	Combined revenue per available room (RevPAR) for all of the Company’s owned Inns, including Inns reported as discontinued operations, was up $0.27 or 1.0%, to $26.74 for first quarter 2004 from $26.47 for first quarter 2003, due to an increase in occupancy to 45.6% in first quarter 2004 from 45.1% in first quarter 2003, offset slightly by a $0.07 decrease in average daily rate to $58.64 from $58.71.

•	RevPAR for the Jameson Inn brand increased 3.0%, to $30.37 for first quarter 2004 from $29.47 for first quarter 2003, resulting from an increase in occupancy to 52.4% from 50.5%, offset partially by a $0.43 decrease in average daily rate to $57.93 from $58.36.

•	RevPAR for the Signature Inn brand decreased 6.0% to $19.58 for first quarter 2004 compared to $20.89 for first quarter 2003, due to a decrease in occupancy to 32.1% from 35.0%, offset by a $1.28 increase in average daily rate to $60.93 from $59.65.

Thomas W. Kitchin, Jameson Inns’ Chairman and Chief Executive Officer, said, “We are pleased to have completed the restructuring transaction and have the related costs behind us. The Company is properly positioned to take advantage of an improving economy and favorable industry dynamics. Management’s interests are now completely aligned with the common shareholders. We are now a fully integrated hotel company and management owns over 21% of the outstanding common shares.”

EBITDA

The Company considers EBITDA to be an indicator of operating performance because it can be used to measure our ability to service debt, fund capital expenditures and expand its business. EBITDA is defined as income before interest expense, income tax expense, depreciation and amortization and certain non-recurring items. The lease termination costs incurred in the three months ended March 31, 2004 meet the definition of “non-recurring” in relevant SEC guidelines.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, nor should it be considered as an indicator of our overall financial performance. The Company’s calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

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	Three Months Ended March 31,
	2004	Pro Forma(2) 2003	2003
Net loss attributable to common stockholders(1)	$(8,079,162)	$(3,035,859)	$(2,282,420)
Depreciation expense(1)	3,763,616	4,689,505	4,727,479
Lease termination costs	8,954,361	—	—
Interest expense(1)	2,993,727	3,216,905	3,306,463
Income tax benefit(1)	(3,605,264)	(895,840)	—
Preferred dividends	1,667,190	1,667,190	1,667,190

EBITDA	$5,694,468	$5,641,901	$7,418,712

(1)	Including amounts related to discontinued operations (except pro forma 2003).
(2)	Pro forma results are computed on the basis of SEC guidelines, which exclude the effect of discontinued operations.

Consistent with SEC guidance on non-GAAP financial measures, EBITDA has not been adjusted for the following amounts included in net loss available to common stockholders:

	Three Months Ended March 31,
	2004	2003	Pro Forma 2003
Gain on disposal of real estate	$(293,535)	$(3,411)	$(3,411)
Early extinguishments of debt	9,419	106,386	106,386

	$(284,116)	$102,975	$102,975

Craig Kitchin, President and CFO, stated “Our 2004 results are not directly comparable to our 2003 actual results due to the recent acquisition of Kitchin Hospitality. Because of the seasonal nature of the hospitality business, Kitchin Hospitality’s revenues and income were significantly greater in the second and third quarters than in the first and fourth. The leases that we have historically had in place softened the effect of that seasonality. The pro forma information provides for a more relevant comparison. We are pleased that EBITDA was up in the quarter on a pro forma basis.”

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Inns

The Company’s owned and franchised Inns are located in the following fourteen states:

	Jameson Inns		Signature Inns		Combined Brands
State	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Percentage of Total Rooms
Alabama	18	960	—	—	18	960	11.6%
Florida	6	390	—	—	6	390	4.7%
Georgia	32	1,640	—	—	32	1,640	19.8%
Illinois	—	—	3	371	3	371	4.5%
Indiana	—	—	14	1,518	14	1,518	18.4%
Iowa	—	—	1	119	1	119	1.4%
Kentucky	1	67	2	238	3	305	3.7%
Louisiana	3	213	—	—	3	213	2.6%
Mississippi	6	350	—	—	6	350	4.2%
N. Carolina	14	676	—	—	14	676	8.2%
Ohio	—	—	2	250	2	250	3.0%
S. Carolina	10	574	—	—	10	574	7.0%
Tennessee	11	656	1	124	12	780	9.4%
Virginia	2	122	—	—	2	122	1.5%

Total	103	5,648	23	2,620	126	8,268	100.0%

As of March 31, 2004, the Company owned and operated 116 Inns, of which 93 are Jameson Inns, located predominantly in the southeastern United States and 23 are Signature Inns, located predominantly in the mid-western United States. It also licensed the use of the Jameson Inn name to the owners of ten other hotels. In addition to the revenues the Company derived from its ownership, operation and franchising of the Inns, it also received revenue from the sale of advertising on its owned billboards.

During the first quarter 2004, the Company invested approximately $597,000 into refurbishing projects and product upgrades on existing Inns. The Company plans to spend $3.8 million during the remaining nine months of 2004 on refurbishment and renovation projects.

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Debt Structure

At March 31, 2004, the Company had total indebtedness of $208.3 million compared to $213.8 million at December 31, 2003 and $219.7 million at March 31, 2003. Approximately $191.8 million of the total balance at March 31, 2004 is variable rate debt, adjustable during the next twelve months as follows:

Adjustment Date	Amount (in millions)	Weighted Average Interest Rate
April 2004	$39.5	4.5%
May 2004	3.2	4.1%
July 2004	46.3	5.2%
September 2004	4.3	7.5%
October 2004	21.3	5.2%
January 2005	37.0	4.9%
February 2005	16.2	5.1%
March 2005	4.7	4.6%
Adjusts Daily	19.3	3.7%

Total	$191.8

During the first quarter 2004, the weighted average interest rate on its total debt was 5.2% compared to 5.5% during the same period in 2003. The Company anticipates that its total scheduled principal repayments made during 2004 will be approximately $10.6 million.

Craig Kitchin added, “We will continue to aggressively pay down debt in 2004 as we have the last year. Over the last three years, we have sold 20 Inns and used the proceeds primarily to retire debt. We also will make over $10 million in scheduled repayments this year out of operating cash flow, consistent with one of our major goals this year of strengthening our balance sheet.”

2004 Full Year Guidance

The Company expects RevPAR growth between 1% and 5% for full year 2004. The Company further expects EBITDA to be between $31 and $34 million. Historically, the Company has given FFO per share guidance; however, since FFO is typically a measure of performance used in the REIT industry, the Company believes that it is more appropriate to provide guidance based on EBITDA.

Earnings Conference Call

The Company’s first quarter earnings conference call is scheduled for 11:00 am EDT today, May 12, 2004. You may listen to a simultaneous webcast of the conference call by accessing the Investor section of the Company’s website. To listen to the call, dial 877-462-0700 and ask for the Jameson Inns, Inc. first quarter earnings conference call hosted by Mr. Tom Kitchin. International callers can call 706-679-3971. A replay of the conference call will be available for thirty days at www.jamesoninns.com and by telephone until May 19, 2004 by calling 800-642-1687 (domestic) or 706-645-9291 (international) and requesting call number 7116691.

For more information about Jameson Inns, Inc., visit the Company’s website at www.jamesoninns.com.

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Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the Company’s expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Table attached

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Condensed Income Statement Data (unaudited)

	Three Months Ended March 31,
	2004	Pro Forma 2003	2003
Lodging revenues	$20,318,445	$20,119,380	$—
Lease revenues	—	—	9,493,769
Other income	87,753	123,791	28,189

Total revenues	20,406,198	20,243,171	9,521,958

Direct lodging expenses	11,777,565	11,438,845	—
Property and other taxes and insurance	1,523,352	1,635,257	1,635,257
Depreciation	3,763,616	4,689,505	4,650,354
Corporate general and administrative	1,681,665	1,456,703	701,113
Early extinguishment of mortgage notes	9,419	106,386	106,386

Total expenses	18,755,617	19,326,696	7,093,110
Income from operations	1,650,581	916,475	2,428,848

Interest expense	2,968,469	3,216,905	3,216,905
Lease termination	8,954,361	—	—
Gain on sale of property and equipment	16,543	35,921	35,921

Loss before income taxes and discontinued operations	(10,255,706)	(2,264,509)	(752,136)
Deferred tax benefit due to change in taxable status	(1,397,672)	—	—
Income tax benefit	(2,260,146)	(895,840)	—

Net loss from continuing operations	(6,597,888)	(1,368,669)	(752,136)
(Loss) income from discontinued operations, net of income tax benefit of $12,135 for 2004	(42,930)	—	133,495
Gain on sale of discontinued operations, net of income tax expense of $64,689 for 2004	228,846	—	3,411

Net loss	(6,411,972)	(1,368,669)	(615,230)
Preferred stock dividends	1,667,190	1,667,190	1,667,190

Net loss attributable to common stockholders	$(8,079,162)	$(3,035,859)	$(2,282,420)

Net loss attributable to common stockholders per share-basic and diluted	$(0.60)	$(0.23)	$(0.20)

Selected Hotel Operating Statistics

	Three Months Ended
	March 31, 2004	March 31, 2003
Jameson Inns
All Inns:
Occupancy Rate	52.4%	50.5%
Average Daily Rate	$57.93	$58.36
RevPAR	$30.37	$29.47

Signature Inns
All Inns:
Occupancy Rate	32.1%	35.0%
Average Daily Rate	$60.93	$59.65
RevPAR	$19.58	$20.89

Combined Inns
All Inns:
Occupancy Rate	45.6%	45.1%
Average Daily Rate	$58.64	$58.71
RevPAR	$26.74	$26.47

“All Inns” refers to our owned Inns, which were operating at anytime during each period, including sold hotels up to the date of sale but not including licensed and franchised hotels.

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Condensed Balance Sheet Data

	(Unaudited)	(Audited)
	March 31, 2004	December 31, 2003
Cash	$2,689,109	$3,549,083
Restricted cash	1,162,334	1,642,038
Accounts receivable, net	1,881,731	—
Other receivables	350,236	3,438,811
Inventory	1,366,495	—
Deferred tax asset	3,595,537	—
Deferred finance costs, net	2,083,125	2,227,570
Other assets, net	2,356,293	1,297,808
Property and equipment, net	289,857,453	297,116,190

Total Assets	$305,342,313	$309,271,500

Current maturities of mortgage notes payable	$41,341,990	$29,952,622
Line of credit borrowings	1,501,000	10,675
Accounts payable	3,420,740	1,102,614
Accrued interest payable	900,917	968,627
Accrued property and other taxes	1,777,679	1,642,831
Accrued payroll	1,259,065	—
Preferred stock dividends payable	1,667,619	1,667,612
Mortgage notes payable – long term	165,424,941	183,858,821
Total shareholders’ equity	88,048,362	90,067,698

Total Liabilities and Stockholders’ Equity	$305,342,313	$309,271,500

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